Exhibit 99.1

News Release

Contact: Greg Smith

Director of Investor Relations and

Corporate Communications

281-752-1240

BPZ Energy Completes Well CX11-23D in Corvina; Provides Updates on CX11-19D EWT Permit and Albacora A-17D Testing Operations

Houston—September 27, 2010—BPZ Resources, Inc. (NYSE:BPZ) announced today the completion of well CX11-23D with a sustained initial production rate (IPR) of approximately 1,500 barrels of oil per day (Bopd).  The Company has also received a denial of its request for reconsideration of the Extended Well Testing (EWT) permit for the Corvina 19D well.  Additionally, the Company continues testing the A-17D well in Albacora and an update is provided below.

The CX11-23D well in Corvina began the testing phase in mid-September with a sustained IPR of approximately 1,500 Bopd.  This is the final well to be drilled from the existing CX-11 platform and the rig has been removed from the platform in order to complete the installation of facilities for production, as well as gas and water re-injection.  This equipment will be necessary to transition the field from exploration to commercial production, currently scheduled for November 30, 2010.

The CX11-19D well, which has been shut in since mid-June, the end of its initial six month testing period, has again been denied the needed EWT permit to continue testing until November 30, 2010, the date of first commercial production in Corvina.  This well will remain closed until the gas and water re-injection facilities are installed and commissioned at the CX-11 platform.

In Albacora, the A-17D well remains in the testing phase.  The Company has yet to bring crude oil to surface from the zones tested to date.  The Company is testing additional zones to determine whether or not the well can be produced.

Manolo Zuñiga, President and Chief Executive Officer commented “The sustained initial production from the new Corvina well comes at an important time for the Company.  Currently we are testing oil at approximately 4,500 Bopd from Corvina and Albacora.  We have completed moving the rig off the Corvina platform and have already installed some of the necessary equipment needed to meet the November 30, 2010 date of first commercial production in Corvina.  We are disappointed that we did not receive a positive response to our request to re-establish testing from the 19D in Corvina, highlighting the importance of the results from the 23D well.  The denial for EWT on the 19D should only impact the Company for approximately 60 more days as we anticipate meeting the November 30th date where we can initiate commercial production at the CX-11 platform.”  Mr. Zuñiga continued “In Albacora we continue testing operations on the A-17D and should be able to provide an update on this well within the next few weeks.”

About BPZ Energy

Houston based BPZ Energy is an oil and gas exploration and production company which has exclusive license contracts for oil and gas exploration and production covering approximately 2.2 million acres in four properties in northwest Peru. It also owns a minority working interest in a producing property in southwest Ecuador. The Company is currently executing the development of the Corvina oil discovery, the redevelopment of the Albacora oil field, and the exploration of Blocks XIX, XXII and XXIII, in parallel with the execution of an integrated gas-to-power strategy, which includes generation and sale of electric power in Peru and the development of a regional gas marketing strategy. The Company’s website at www.bpzenergy.com provides additional information about the Company’s plans, including photographs and other information with respect to its operations.

Forward Looking Statements

This Press Release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.These forward looking statements are based on our current expectations about our company, our properties, our estimates of required capital expenditures and our industry.  You can identify these forward-looking statements when you see us using words such as “expect,” “will”, “anticipate,” “indicate,” “estimate,” “believes,” “plans” and other similar expressions.  These forward-looking statements involve risks and uncertainties.  Our actual results could differ materially from those anticipated in these forward looking statements.  Such uncertainties include the success of our project financing efforts, accuracy of well test results, well refurbishment efforts, successful production of indicated reserves, satisfaction of well test period requirements, successful installation of required permanent processing facilities, receipt of all required permits, and the successful management of our capital expenditures, and other normal business risks.  We undertake no obligation to publicly update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.  We caution you not to place undue reliance on those statements.